Exhibit 5

ASSIGNMENT AGREEMENT

dated 31 July 2004 among

(1)                                 Vitonas Investments Limited (address: 3 Chrysanthou Mylona, Limassol, PC3030, Cyprus, represented by Tibor Veres, registration number: HE 111437) (“Vitonas”); and

(2)                                  Fleminghouse Investments Limited (address: 3 Chrysanthou Mylona, Limassol, PC3030, Cyprus, represented by Gordon Bajnai and Gyula Gansperger, registration number: HE 146 593) (“Fleminghouse”);

(3)                                  Euroweb International Corp. (address: 1065 Avenue of Americas, 21st Floor, New York, NY 10018, USA, IRS NUMBER: 133696015, represented by Csaba Törõ) (“Euroweb”);

(4)                                  Certus Kft (address: H-1025 Budapest, Vihorlát u. 1., Hungary, registration number: Cg. 01-09-169062, represented by Judit Lepp) (“Certus”);

(5)                                  Rumed 2000 Kft (address: H-1056 Budapest, Irányi u. 1., Hungary, registration number: Cg. 01-09-691194, represented by dr. Kókáné dr. Ruzsovics Ágnes) (“Rumed”);

(jointly, the “Parties”)

under the following terms and conditions.

1                                        THE REGISTRATION RIGHTS AGREEMENT

The Parties acknowledge that Vitonas, Euroweb, Certus and Rumed entered into a registration rights agreement regarding certain Euroweb shares on 1 June 2004 (the “Registration Rights Agreement”)

2                                        THE ASSIGNMENT

By executing this Agreement and as of the date hereof, Vitonas assigns and Fleminghouse accepts such assignment, all of the rights and benefits of Vitonas stemming from the Registration Rights Agreement. Further, as of the date hereof, Fleminghouse undertakes to assume all of the obligations originally undertaken by Vitonas under the Registration Rights Agreement.  Without limiting any obligations set forth in the Registration Rights Agreement, Fleminghouse specifically acknowledges that it shall be subject to the lock-up as set forth in Section 4 of the Registration Rights Agreement.

By executing this Agreement, Euroweb, Certus and Rumed hereby explicitly approve the assignment and assumption of obligations referred to in Section 2.1 above.

Vitonas and Fleminghouse agree that the assignment and the assumption of obligations shall be free of any consideration.

The Parties undertake to execute all documents that are required to effect the assignment and assumption of obligations under this Agreement. Further, the Parties, including Euroweb, explicitly undertake to assist Fleminghouse in any and all filing obligations relating to the referred Euroweb shares.

3                                        MISCELLANEOUS

3.1                                          Each Party shall be responsible for and pay all their respective costs and expenses incurred in connection with the transactions contemplated hereby; provided, however, Vitonas and Fleminghouse hereby acknowledge that they shall reimburse the Company for all costs and expenses, including, but not limited to legal and accounting fees, that are incurred as a result of entering into this Agreement and the filing of an amendment to the Form S-3 Registration Statement. The Parties agree to use their best reasonable endeavours in the interest of minimizing the transaction costs and expenses.

3.2                                          Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by the Permanent Arbitral Tribunal attached to the Hungarian Chamber of Commerce and Industry in accordance with its own Arbitration Rules as at present in force. The place of arbitration shall be Budapest, Hungary. English language shall be used throughout the arbitral proceedings. The Parties waive their right to any form of appeal or recourse from such arbitral proceedings to a court of law or other judicial authority. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Hungary.

3.3                                          Any notice or other communication to be given or made under this Agreement to the Parties shall be in writing. Except as otherwise provided in this Agreement, such notice or other communication shall be deemed to have been duly given if it is made to the Party’s address specified at the description of the Parties or at such other address as such Party shall have designated by notice to the Party making such notice. The date of delivery shall be, if hand-delivered, on the date of such delivery, if sent by certified or registered mail, on the date of receipt specified in any return receipt or in case of unsuccessful delivery on the 5th day following the second unsuccessful delivery attempt, if sent by facsimile or other similar form of telecommunications (with receipt confirmed), on the working day on which such transmission takes place.

3.4                                          This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements.

3.5                                          The Parties shall keep and shall cause their respective employees, representatives and agents, to keep the provisions of this Agreement confidential and shall make no disclosure thereof to any person, without the prior written consent of the other Party; provided, however, each of the Parties hereby acknowledge that the Company is required to disclose this assignment in its public reports filed with the U.S. Securities and Exchange Commission.

3.6                                          Unless otherwise required by law, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any of the Parties hereto without the prior approval of the other Parties, which approval shall not be unreasonably withheld.

3.7                                          This Agreement has been executed in the English language, which shall be the binding and controlling language for all matters relating to the meaning or interpretation of this Agreement.

3.8                                          This Agreement has been executed in 5 (five) numbers of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

3.9                                          If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

Having read and understood it, the Parties executed this Agreement on the date first hereinabove written.

/s/ Tibor Veres	/s/ Gordon Bajnai and Gyula Gansperger
Vitonas Investments Limited	Fleminghouse Investments Limited

/s/ Csaba Törõ	/s/ Judit Lepp
Euroweb International Corporation	Certus Kft

/s/ Dr. Kókáné Dr. Ruzsovics Ágnes
Rumed 2000 Kft